EXHIBIT 10.25

Chris Nelson Stanley Black & Decker

September 17, 2025
Bill Beck

Dear Bill,

I am pleased to offer you the position of Senior Vice President & President, Tools & Outdoor at Stanley Black & Decker, Inc. (the "Company"), subject to approval of your appointment by the Company's Board of Directors (the "Board"). Your compensation package as outlined herein was approved by the Compensation and Talent Development Committee of the Board (the "Compensation Committee") on September 8, 2025. The terms of your employment may be disclosed (publicly or to a regulator) if advisable and/or requested under applicable law. This is a full time, salaried exempt position. You will report directly to Chris Nelson, President & CEO.

EFFECTIVE DATE: The effective date of this appointment is October 1, 2025

BASE SALARY: Your annual base salary (the "Base Salary") will be $750,000, less applicable taxes, deductions and withholdings. The Base Salary will be paid in accordance with the Company's normal monthly payroll practices.
ANNUAL BONUS INCENTIVE: You will participate in the Corporate Management Incentive Compensation Program
{the "MICP") per the terms and conditions of the MICP. Your MICP target bonus opportunity for the 2025 fiscal year will be the sum of (i) 75% of your earned base salary during the first nine months of the 2025 fiscal year and (ii) 90% of your earned base salary during the last three months of the 2025 fiscal year. Your MICP bonus will continue to be tied to the T&O Officer plan.

LONG-TERM INCENTIVES:

As part of your annual compensation package, you will continue to be eligible to participate in the Annual Long-Term Incentive Program pursuant to the Company's 2024 Omnibus Award Plan (the "Plan") or a successor thereto.

Annual Equity Grant: For 2026, you will be eligible to receive annual equity compensation awards with a target grant date value of $2,400,000 (as determined for financial reporting purposes), expected to be comprised of a mix of 50% Performance Share Units (LTIP PSUs), and 25% Restricted Stock Units (RSUs) and 25% Stock Options. The RSUs and Stock Options are expected to vest as to 1/3 per year over three years. The 2026 LTIP PSU program is expected to be tied to specific corporate goals over a three-year performance period. Equity grants are subject to the terms of the Plan and your applicable award agreements.

BENEFITS & PERQUISITES: As a member of the Executive Committee, you will be eligible for some additional benefits outlined in the attached compensation booklet including a Mayo Clinic Executive Physical and Executive Security Program.

STOCK OWNERSHIP, CHANGE IN CONTROL, AND SEPARATION: As an Executive Officer, you will be subject to the attached Stock Ownership Guidelines. The ownership target of Company stock is three times your base salary.

Shortly after the Effective Date, we expect to execute a Change in Control Agreement consistent with the terms provided to similarly situated executed officers of the Company.

OTHER: Please be aware that your employment at the Company will be strictly on an "at-will" basis and as such is terminable by either the Company or you at any time and for any reason. The Company does not recognize any contract of employment in the U.S. unless it is reduced to writing and signed by an Officer of the Company. Specific terms and conditions of the various benefits are governed by program documents and policies, which are subject to periodic update. This offer is contingent upon you reviewing and signing the enclosed Restrictive Covenant Agreement.

There's a lot of exciting work to be done and we know that you'll make a great contribution to our success. If you have any questions, please do not hesitate to call me.

Sincerely,

Chris Nelson

I, Bill Beck, hereby accept the offer presented above on this _____1_______ day of _____October______ 2025. I understand that this letter sets forth the entire agreement between myself and Stanley Black & Decker, Inc. regarding my offer of employment and fully supersedes any other agreements, understandings, or promises from any representative of the Company.

Signature: /s/ William D. Beck

Enclosures: Stock Ownership Guidelines, Executive Compensation Booklet, Restrictive Covenant Agreement

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